SHASTA POWER

SHASTA POWER FUND II WAITLIST

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Sign up for notifications about our upcoming fund, with no obligation or commitment! Early investors may receive **bonus shares** if and when an offering is qualified.

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*THIS IS A SOLICITATION OF INTEREST. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED; NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT IS QUALIFIED, AND ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE QUALIFICATION DATE; AND A PERSON'S INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

First Name*

Johnny

Last Name*

Appleseed

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johnnyappleseed@email.com

Phone * *(Required)*

(122)-122-3344

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SHASTA POWER

115 NW Oregon Ave. #10 Bend, OR 97703 USA

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